As filed with the Securities and Exchange Commission on December 2, 2010
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
diaDexus, Inc.
(Exact name of registrant as specified in its charter)
__________________________________

Delaware	94-3236309
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

343 Oyster Point Boulevard
South San Francisco, California 94080
(650) 246-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VaxGen, Inc. Amended and Restated 1996 Stock Option Plan
(Full title of the plan)

David J. Foster
Executive Vice President, Chief Financial Officer & Secretary
diaDexus, Inc.
343 Oyster Point Boulevard
South San Francisco, California 94080
(650) 246-6400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert A. Koenig, Esq.
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California  94025
(650) 328-4600
__________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	7,954,396 (2)	$0.4958	$3,943,789.54	$281.19
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the VaxGen, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)
Represents the sum of (i) 6,742,833 shares of common stock subject to outstanding awards under the 1996 Plan as of November 29, 2010 and (ii) 1,211,563 shares of common stock available for future awards under the 1996 Plan as of November 29, 2010.

(3)
This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $0.4958, which is the weighted average of (a) the average of the high and low prices for the registrant’s common stock as reported on the OTC Bulletin Board on November 29, 2010, or $0.23, and (b) the weighted average of the exercise prices of outstanding grants under the 1996 Plan, or $0.5436.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

In this registration statement, diaDexus, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.             Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference into this registration statement the following documents previously filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 29, 2010;

•	Registrant’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the SEC on May 14, 2010;

•	Registrant’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2010 filed with the SEC on July 27, 2010;

•	Registrant’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2010 filed with the SEC on November 15, 2010;

•
Registrant’s current reports on Form 8-K filed with the SEC on April 14, 2010, April 23, 2010, May 13, 2010, May 28, 2010, June 1, 2010, June 28, 2010, August 2, 2010 (as amended on Form 8-K/A, filed with the SEC on October 12, 2010) and November 5, 2010;

•
The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-26483) filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on June 23, 1999.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future statement, report or document that is not deemed filed under such provisions.  For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute  a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.            Description of Securities.

Not Applicable.

Item 5.            Interests of Named Experts and Counsel.

Not Applicable.

Item 6.            Indemnification of Directors and Officers.

Pursuant to section 145 of the Delaware General Corporation Law ("Delaware Law") the corporation has the power to indemnify a party to any threatened, pending, or completed legal proceeding by reason of his or her service on behalf of a corporation. Delaware Law further mandates that indemnification shall be made to any such person who has been successful "on the merits" or "otherwise" with respect to the defense of any such proceeding, but does not require indemnification in any other circumstances. Delaware Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The corporation may advance the expenses incurred in defending such a proceeding upon the giving of an undertaking, or promise, to repay such sums in the event it is later determined that such indemnitee is not entitled to be indemnified.

Our restated certificate of incorporation provides that we must indemnify our directors to the fullest extent under applicable law. Pursuant to Delaware Law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to diaDexus, Inc. and its stockholders. However, our directors may be personally liable for liability for any breach of duty of loyalty to us or to our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock repurchases or redemptions under section 174 of Delaware Law or for any transaction from which the director derived an improper personal benefit.

In addition, our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent not prohibited by Delaware Law or any other applicable law, subject to limited exceptions; we may indemnify our other employees and other agents as set forth in Delaware Law or any other applicable law; we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified; and the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into agreements with our directors and executive officers which provide for indemnification. These agreements, among other things, require us to advance expenses to the director and officer and to indemnify the director or officer to the fullest extent permitted by Delaware Law, including indemnification for expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the officer in any action or proceeding, including any action by or in the right of diaDexus, Inc., arising out of the person's services as an officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

We have also purchased and will maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.            Exemption from Registration Claimed.

Not Applicable.

Item 8.            Exhibits.

Exhibit Number		Description
4.1	—	Specimen Stock Certificate for Common Stock of diaDexus, Inc.
5.1	—	Opinion of Latham & Watkins LLP
10.1	—
Amended and Restated 1996 Stock Option Plan, as amended and restated effective July 29, 2010 (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q (file no. 0-26483), filed on November 15, 2010)

10.2	—
Form of Stock Option Agreement pursuant to the Registrant’s Amended and Restated 1996 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q (file no. 0-26483), filed on November 15, 2010)

23.1	—	Consent of Independent Registered Public Accounting Firm
23.2	—	Consent of Independent Registered Public Accounting Firm
23.3	—	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)
24.1	—	Powers of Attorney (included on the signature page to this registration statement)

Item 9.               Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 2nd day of December, 2010.

DIADEXUS, INC.

By:	/s/ David J. Foster
David J. Foster
Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Patrick Plewman and David J. Foster, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ Patrick Plewman	President and Chief Executive Officer, Director	December 2, 2010
Patrick Plewman	(Principal Executive Officer)

/s/ David J. Foster	Executive Vice President, Chief Financial Officer and	December 2, 2010
David J. Foster	Secretary (Principal Financial and Accounting Officer)

/s/ Lori F. Rafield	Chairman of the Board of Directors	December 2, 2010
Lori F. Rafield

/s/ Louis C. Bock	Director	December 2, 2010
Louis C. Bock

/s/ Karen Drexler	Director	December 2, 2010
Karen Drexler

/s/ Andrew Galligan	Director	December 2, 2010
Andrew Galligan

/s/ James P. Panek	Director	December 2, 2010
James P. Panek

/s/ Charles W. Patrick	Director	December 2, 2010
Charles W. Patrick

INDEX TO EXHIBITS

Exhibit Number		Description
4.1	—	Specimen Stock Certificate for Common Stock of diaDexus, Inc.
5.1	—	Opinion of Latham & Watkins LLP
10.1	—
Amended and Restated 1996 Stock Option Plan, as amended and restated effective July 29, 2010 (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q (file no. 0-26483), filed on November 15, 2010)

10.2	—
Form of Stock Option Agreement pursuant to the Registrant’s Amended and Restated 1996 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q (file no. 0-26483), filed on November 15, 2010)

23.1	—	Consent of Independent Registered Public Accounting Firm
23.2	—	Consent of Independent Registered Public Accounting Firm
23.3	—	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)
24.1	—	Powers of Attorney (included on the signature page to this registration statement)